EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-1 (File Nos. 333-221468, 333-214310, 333-214198, 333-208638, 333-225675, and 333-231888), Form S-3 (File No. 333-218514) and Forms S-8 (File Nos. 333-221469, 333-195255, 333-164398, 333-233460) of Cellectar Biosciences, Inc. and Subsidiary of our report dated March 6, 2020, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears in this annual report on Form 10-K for the years ended December 31, 2019 and 2018.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Madison, Wisconsin
March 9, 2020

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